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                                                                  EXHIBIT 99
                                  NEWS RELEASE
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CONTACT:   Juris Pagrabs                          Alex Stanton
           Venator Group, Inc.                    The Sports Authority, Inc.
           Vice President, Investor Relations     Vice President, Strategic
           (212) 553-7017                         Planning & Treasurer
                                                  (954) 677-6003


   VENATOR GROUP AND THE SPORTS AUTHORITY MUTUALLY AGREE TO TERMINATE MERGER
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                                   AGREEMENT
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NEW YORK, New York and FORT  LAUDERDALE,  Florida,  September 10, 1998 - Venator
Group, Inc. (NYSE: Z), the New York-based specialty store retailer, and The Sports Authority, Inc. (NYSE: TSA), the Florida-based full-line sporting goods retailer, today jointly announced that they have mutually agreed to terminate the merger agreement, effective immediately, pursuant to which Venator Group would have acquired The Sports Authority in a tax-free exchange of shares.

"Strategically we continue to believe that the acquisition offers significant synergies that would enhance the growth opportunities of both companies," stated Roger N. Farah, Venator Group's Chairman and Chief Executive Officer. "However, given current market conditions, we have determined that to pursue the transaction at this time would not serve in the best interest of our shareholders."

"While we were hopeful that the prevailing market conditions would change, allowing us the opportunity to consummate the merger, we are fully prepared and committed to operate our business on a stand-alone basis in order to maximize long-term value for our shareholders," said Jack Smith, The Sports Authority's Chairman and Chief Executive Officer.

The Sports Authority is the world's largest full-line sporting goods retailer that offers everyday low prices in 214 superstores located across the United States, Canada and Japan. Averaging over 40,000 square feet, each store provides a one-stop shopping experience that features an extensive selection of name brand sporting goods in all major categories, including team sports, apparel, footwear, golf, racquet sports, water sports, cycling, snow sports, hunting, fishing, fitness, camping and marine.

Venator Group is a diversified global retailer that operates over 7,200 retail stores in 13 countries in North America, Europe, Australia and Asia. Through its athletic group of specialty retail formats, including Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports stores, as well as direct marketer Eastbay, the Company is a leading provider of athletic footwear and apparel. Other specialty retail chains include the Northern Group of apparel stores, After Thoughts jewelry stores and Kinney shoe stores.

                 Disclosure Regarding Forward-Looking Statements
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This  press   release   contains   forward-looking   statements   which  reflect
management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors including
the  effects  of  currency  fluctuations,   consumer  preferences  and  economic
conditions world-wide. Any changes in such assumptions or factors could produce significantly different results.





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